Exhibit 10.1

SECOND EXTENSION OF EXECUTIVE EMPLOYMENT AGREEMENT

This SECOND EXTENSION OF EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Extension Agreement”) is made as of April 29, 2016 by and between CorMedix Inc., a Delaware corporation with principal executive offices at 745 Route 202-206, Suite 303, Bridgewater, NJ 08807 (“Company”), and Randy D. Milby, residing at 5 Jacks Lane, Newark, DE 19711 (“Executive”).  Each of Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.”

WHEREAS, the Parties previously entered into an Executive Employment Agreement with an effective date of March 31, 2014, (the “Employment Agreement”); and

WHEREAS, subsequently, on or about August 3, 2015, the Employment Agreement was amended by a Release of Claims and Severance Modification (the “Amendment”);

WHEREAS, the initial term of the Employment Agreement was to expire as of March 31, 2016, but the Parties entered into a First Extension of Executive Employment Agreement on or about March 18, 2016 (the “First Extension”), which extended the term of the Employment Agreement through April 30, 2016; and

WHEREAS, the Parties now desire to further extend the term of the Employment Agreement indefinitely (subject to termination as provided in Section 9 of the Employment Agreement) in order to allow for the hire and transition of Executive’s successor.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:

A.           The Parties agree that Section 2 of the Employment Agreement is hereby amended and replaced in its entirety by the following new Section 2:

2.           Term.

The duration of this Agreement and Executive’s employment hereunder (the “Term”) shall commence as of the Effective Date and shall continue until indefinitely until terminated in accordance with Section 9.  Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 6, 7, 10, 12, 13 and 14 shall survive the termination hereof.

B.           The Parties further agree that Section 10(a) of the Employment Agreement is hereby amended and replaced in its entirety by the following new Section 10(a):

(a)           Death or Disability.  If Executive’s employment is terminated as a result of his death or Disability, Company shall pay to Executive or to Executive's estate, as applicable, (i) his Base Salary through the date which is one hundred eighty (180) days after his death or Disability and (ii) such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company.  All shares of capital stock of Company held by Executive that are subject to vesting (“Restricted Shares”) and all options to purchase shares of capital stock of Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to Company as of such date. Stock Options that have vested as of Executive's termination shall remain exercisable until the earlier to occur of (i) the expiry of sixty (60) months following such termination and (ii) the last expiration/termination date applicable under the grant under which such Stock Options were granted. For Disability, all payments, benefits and/or grants under this Section 10(a) shall be subject to Executive's execution and delivery within 21 days of separation from service of a general release of Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to Company, with such payments, benefits, and/or grants commencing thirty (30) days after Executive's separation from service.

C.           REMAINDER OF EMPLOYMENT AGREEMENT.  Except as expressly amended by this Second Extension Agreement, the provisions of the Employment Agreement, as amended by the Amendment and the First Extension, shall remain in full force and effect, in their entirety, in accordance with their terms.

D.           WAIVER.  No waiver of any provision of this Second Extension Agreement shall be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

E.           GOVERNING LAW. This Second Extension Agreement shall be governed by and construed according to the laws of the State of New Jersey without reference to the choice of law or conflict of law provisions of such laws.

F.           BENEFIT. This Second Extension Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto, and to their respective heirs, representatives, successors and permitted assigns.  Executive may not assign any of his rights or delegate any of his duties under this Second Extension Agreement.

G.           ENTIRE AGREEMENT. As amended by this Second Extension Agreement and the Amendment, the Employment Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter thereof and supersedes and merges all prior discussions between the Parties.  No modification of or amendment to this Second Extension Agreement, nor any waiver of any rights under this Second Extension Agreement, will be effective unless in writing and signed by each of the Parties hereto.

H.           DEFINED TERMS; CAPTIONS. Except as modified and amended by this Second Extension Agreement, capitalized terms in this Second Extension Agreement shall have the meanings as defined by the Employment Agreement.  The captions in this Second Extension Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Second Extension Agreement.

I.           COUNTERPARTS.   This Second Extension Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement.  Counterparts may be transmitted and/or signed by facsimile or electronic mail.  The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Parties to the same extent as a manually signed original thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Second Extension Agreement effective as of the day and year first above written.

CORMEDIX INC.		EXECUTIVE:

By:	/s/Cora M. Tellez	/s/ Randy D. Milby
Name:	Cora M. Tellez	Randy D. Milby
Title	Chair of the Board